Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

MDxHealth SA

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, no par value per share	(1)	Other	7,410,000	$2.3336	$17,291,976.00	0.0001381	$2,388.03

Total Offering Amounts:						$17,291,976.00		2,388.03
Total Fee Offsets:
Net Fee Due:								$2,388.03

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Offering Note(s)

(1)	1a. Represents shares issuable under the Registrant’s May 2017 Stock Option Plan, 2019 Stock Option Plan, 2021 Share Option Plan, 2022 Share Option Plan, 2023 Share Option Plan, 2023 Share Option Plan, 2024 Share Option Plan and 2025 Share Option Plan.

1b. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional Ordinary Shares of the Registrant as is necessary to eliminate any dilutive effect of any future share consolidation, share dividend or similar transaction.

1c. Proposed Maximum Offering Price Per Unit is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based on the average of the high and low prices for the Registrant’s Ordinary Shares on March 31, 2026, as reported on The Nasdaq Capital Market.